Exhibit 99.1

April 17, 2008

Mr. Marc D. Schnitzer
625 Madison Avenue, 5th Floor
New York, NY 10022

RE:           Amendment to Executive Employment Agreement

Dear Marc:

On January 1, 2007, Marc D. Schnitzer (“Executive”), and CharterMac Capital, LLC(the “Company”) entered into an Executive Employment Agreement (the “Agreement”).  Pursuant to Section 11(b) of the Agreement, the Agreement may be amended by a written instrument signed by the Executive and the Company.  The parties hereto wish to amend the Employment Agreement as provided herein.

THEREFORE, the parties, intending to be legally bound, agree as follows:

1.           Amendment of Agreement.  Section 3, entitled Compensation and Benefits, shall be amended to include a salary reduction of 16.67% in base salary.  The following sentences shall be incorporated at the end of section 3 (a), and read as follows:

The Executive agrees to a voluntary reduction in his base salary of 16.67% effective April 21, 2008 (the “Effective Date”) through December 31, 2008 (the “End Date”).  The Company will pay the Executive an amended base salary (subsequent to the Effective Date and through the End Date, “Salary”) of $ 562,500.00 per annum payable in equal bi-weekly installments.  This reduction in Salary is voluntary and does not constitute Good Reason, as defined in Exhibit A of the Agreement.  The Parties agree that the reduction in Salary is being done to reduce the Company’s overhead and compensation expense and is contingent upon every person listed in Exhibit A, attached hereto, executing a similar amendment to his Employment Agreement.  Unless otherwise agreed to by Executive, on January 1, 2009, the Executive’s Salary will increase to $ 725,000.00 per the original Agreement.  Anything in this Agreement, as amended by this Amendment, to the contrary notwithstanding, if the Executive’s employment with the Company is terminated after the Effective Date and prior to January 1, 2009, his Salary used in determining Severance Pay, if applicable, will be the base Salary of $ 675,000.00, as originally stated in the Agreement.

2.           Effect of Amendment.  The parties herby agree and acknowledge that except as provided in this Amendment, the Agreement remains in full force and effect and has not been modified in any other respect.

IN WITNESS WHEREOF, the parties have executed this Agreement, Centerline Capital Group, Inc. and Centerline Holding Company acting by their respective duly authorized officers, effective as of the Effective Date.

CENTERLINE CAPITAL GROUP, INC.:	EXECUTIVE:

By /s/ Robert L. Levy	/s/ Marc D. Schnitzer
Name: Robert L. Levy	Name: Marc D. Schnitzer
Title: Senior Managing Director

CENTERLINE HOLDING COMPANY

By /s/ Robert L. Levy
Name: Robert L. Levy
Title: Chief Financial Officer